Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CREDENCE SYSTEMS CORPORATION

CATALINE CORPORATION

AND

NPTEST HOLDING CORPORATION

February 22, 2004

i

3.1	Organization, Standing and Power.	22
3.2	Capital Structure.	22
3.3	Authority	23
3.4	SEC Documents; Financial Statements.	25
3.5	Absence of Certain Changes	25
3.6	Absence of Undisclosed Liabilities.	25
3.7	Litigation	26
3.8	Governmental Authorization.	26
3.9	Intellectual Property	26
3.10	Taxes	28
3.11	Employee Matters.	30
3.12	Interested Party Transactions	30
3.13	Compliance With Laws	30
3.14	Brokers’ and Finders’ Fees.	31
3.15	Vote Required.	31
3.16	Board Approval	31
3.17	Material Contracts	31
3.18	No Breach of Material Contracts.	32
3.19	Joint Proxy Statement/Prospectus	32
3.20	Opinion of Financial Advisor.	32
3.21	Takeover Restrictions.	33
3.22	Financing	33

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		33
4.1	Conduct of Business of Company	33
4.2	Restriction on Conduct of Business of Company	34
4.3	Conduct of Business of Parent	36
4.4	No Solicitation of Company.	37
4.5	Prohibition on Certain Acquisitions by Parent.	39
4.6	Section 338 Election.	39

ARTICLE V ADDITIONAL AGREEMENTS		40
5.1	Joint Proxy Statements/Prospectus.	40
5.2	Meetings of Stockholders.	40
5.3	Access to Information; Disclosure Schedule Updates	41
5.4	Confidentiality.	42
5.5	Public Disclosure.	42
5.6	Consents; Cooperation	43
5.7	FIRPTA	43
5.8	Employee Benefit Plans	44
5.9	D&O Indemnification and Insurance	46
5.10	Form S-8.	47
5.11	NASDAQ Quotation	47

5.12	Treatment as Reorganization.	47
5.13	Takeover Statutes	47
5.14	Notices.	47
5.15	Commercially Reasonable Efforts and Further Assurances.	47
5.16	Post-Closing Tax Covenant.	48
5.17	Board Appointment	48
5.18	Schlumberger Transfer	48
5.19	Parent Charter Amendment	48
5.20	Termination of Company Stockholders' Agreement.	49
5.21	Parent Common Stock.	49

ARTICLE VI CONDITIONS TO THE MERGER		49
6.1	Conditions to Obligations of Each Party to Effect the Merger	49
6.2	Additional Conditions to Obligations of Company.	50
6.3	Additional Conditions to the Obligations of Parent	51

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		52
7.1	Termination	52
7.2	Effect of Termination	53
7.3	Expenses and Termination Fees	53
7.4	Amendment	54
7.5	Extension; Waiver	54

ARTICLE VIII GENERAL PROVISIONS		54
8.1	Non-Survival at Effective Time	54
8.2	Notices.	54
8.3	Interpretation; Certain Definitions	55
8.4	Counterparts; Facsimile Delivery.	56
8.5	Entire Agreement; Parties in Interest	56
8.6	Severability.	56
8.7	Remedies Cumulative.	56
8.8	Governing Law.	56
8.9	Rules of Construction.	57
8.10	Assignment.	57
8.11	Certain Interpretations and Definitions.	57
8.12	WAIVER OF JURY TRIAL	58
8.13	Specific Performance	59

SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Lock-up Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Certificate of Merger
Exhibit E	Confidentiality Agreement
Exhibit F	FIRPTA Notice
Exhibit G-1	Certificate of Officer of Company
Exhibit G-2	Certificate of Officer of Parent
Exhibit H	First Amendment to Rights Agreement of Parent

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of February 22, 2004 (the “Execution Date”) by and among CREDENCE SYSTEMS CORPORATION, a Delaware corporation (“Parent”), CATALINE CORPORATION, a Delaware corporation (“Merger Sub”), and NPTEST HOLDING CORPORATION, a Delaware corporation (“Company”).

RECITALS

     A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the merger of Company with and into Merger Sub pursuant to the terms and subject to the conditions set forth herein (the “Merger”) is in the best interests of their respective companies and stockholders.

     B. Merger Sub is a wholly owned subsidiary of Parent.

     C. Pursuant to the Merger, among other things, each outstanding share of common stock of Company shall be converted into a pro rata share of the Merger Consideration as set forth in Section 1.6(b).

     D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in this Agreement in connection with the Merger.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

     F. The parties intend that, for financial accounting purposes, the Merger shall be accounted for as a purchase transaction.

     G. As an inducement to Parent to enter into this Agreement, NPTest Holding, LLC, a Delaware limited liability company (“NPTest Holding”), has concurrently herewith entered into an agreement in the form of Exhibit A hereto (the “Voting Agreement”) to vote certain shares of Company’s Common Stock (as defined in Section 1.6(a) hereof) owned by NPTest Holding to approve the Merger and this Agreement and to subject such shares to certain restrictions on disposition of such shares.

     H. Parent and certain other parties have also entered into concurrently and in connection herewith a lock-up agreement in the form of Exhibit B hereto, a registration rights agreement in the form of Exhibit C hereto and a First Amendment to Rights Agreement dated as of February 20, 2004, to Rights Agreement dated as of June 2, 1998 between Parent and Equiserve Trust Company, N.A. (the “Rights Agreement”) in the form of Exhibit H hereto (such agreements, together with the Voting Agreement, the “Ancillary Agreements”).

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER

     1.1 The Merger.

     Subject to and in accordance with the terms and conditions set forth in this Agreement, at the “Effective Time” (as defined in Section 1.2 hereof), Company shall be merged with and into Merger Sub, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Company shall thereupon cease.

     1.2 Closing; Effective Time.

     The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or (to the extent permitted hereby) waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, in the form attached hereto as Exhibit D (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the “Effective Time” and the date of such filing, the “Effective Date”).

     1.3 Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

     1.5 Directors and Officers.

     At the Effective Time, the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     1.6 Effect on Capital Stock.

     (a) Certain Definitions.

     “Cash Exchange Ratio” shall mean cash in the amount of Five Dollars and Seventy-Five Cents ($5.75).

     “Company Common Stock” shall mean shares of the common stock of Company, $0.001 par value.

     “Company Options” shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Common Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the Company 2003 Stock Incentive Plan (the “Company Stock Option Plan”).

     “Merger Consideration” shall mean the aggregate of (i) the Parent Common Stock Consideration (including cash payable in lieu of fractional shares pursuant to Section 1.6(f)), (ii) the Parent Non-Voting Convertible Stock Consideration (including cash payable in lieu of fractional shares pursuant to Section 1.6(f)), and (iii) the cash payable in exchange for all Company Common Stock pursuant to Section 1.6(b).

     “Non-Voting Exchange Ratio” shall mean 0.008.

     “Parent Common Stock” shall mean shares of the common stock of Parent, $0.001 par value.

     “Parent Common Stock Consideration” shall mean that number of shares of Parent Common Stock issuable pursuant to Section 1.6(b), together with the rights attached thereto and issued pursuant to the Rights Agreement, in exchange for the shares of Company Common Stock held by all holders thereof, except NPTest Holding.

     “Parent Non-Voting Convertible Stock” shall mean the shares of non-voting convertible stock of Parent, $0.001 par value, to be issued to NPTest Holding in the Merger, pursuant to the Certificate of Designations, Preferences and Rights (the “Parent Non-Voting Convertible Stock Certificate of Designations”) which shall (a) be in form and substance reasonably satisfactory to each of Parent, Company and NPTest Holding as contemplated by Section 5.19, and (b) provide, inter alia, as follows:

     (i) The holders of Parent Common Stock and Parent Non-Voting Convertible Stock shall be entitled to share ratably in proportion to the number of shares held by them (assuming full conversion of the Parent Non-Voting Convertible Stock into Parent Common Stock at the then current Non-Voting Conversion Ratio), in any and all economic rights of holders of the capital stock of Parent, including, but not limited to, any and all dividends and distributions and, except as set forth in the proviso immediately below, any and all assets of Parent that are available for distribution to its stockholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parent (a “Liquidation”); provided that, in the event of any Liquidation, before any payment or distribution of Parent’s assets (whether capital or surplus) shall be made to or set apart for the holders of Parent Common Stock, holders of Parent Non-Voting Convertible Stock shall be entitled to receive $0.001 per share of Parent Non-Voting Convertible Stock;

     (ii) The Parent Non-Voting Convertible Stock shall not be entitled to vote on any matter on which the stockholders of Parent shall be entitled to vote, and no such Parent Non-Voting Convertible Stock shall be included in determining the number of shares of Parent Common Stock voting or entitled to vote on any such matter;

     (iii) Upon any transfer by NPTest Holding of any share of Parent Non-Voting Convertible Stock to any Person (and if NPTest Holding shall so elect before Closing, at the option of the holder thereof), then any such share shall automatically and thereafter (or, as applicable, upon and after any exercise of that option), without any action on the part of transferor, transferee or Parent, be converted into 100 fully paid and non-assessable shares of Parent Common Stock (such ratio, as adjusted pursuant to customary anti-dilution protections in the Non-Voting Convertible Stock Certificate of Designations, the “Non-Voting Conversion Ratio”). For the sake of clarity, upon any such conversion, any such Parent Common Stock shall have full voting rights (i.e., entitled to vote on any matter on which the stockholders of Parent shall be entitled to vote, and shall be included in determining the number of shares of Parent Common Stock voting or entitled to vote on any such matter).

     “Parent Non-Voting Convertible Stock Consideration” shall mean that number of shares of Parent Non-Voting Convertible Stock issuable pursuant to Section 1.6(b), together with the rights attached thereto and issued pursuant to the Rights Agreement, in exchange for the shares of Company Common Stock held by NPTest Holding.

     “Parent Stock Price” shall mean the average (rounded to the nearest 1/100) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of a share of Parent Common Stock on the NASDAQ National Market System (“NASDAQ”), as reported by Bloomberg Financial Markets (or such other sources the parties shall agree in writing) on the Effective Date.

     “Stock Exchange Ratio” shall mean 0.800.

     (b) Conversion of Company Common Stock. By virtue of the Merger and without any further action on the part of Parent, Company, Merger Sub or the holders of any of Company’s securities, at the Effective Time, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding all Dissenting Shares (as defined in Section 1.6(h)) and any shares cancelled pursuant to Section 1.6(c), will be cancelled and extinguished and automatically converted into: (i) in the case of NPTest Holding, the right to receive (u) that number of shares of Parent Non-Voting Convertible Stock, together with the rights attached thereto and issued pursuant to the Rights Agreement, that is equal to the Non-Voting Exchange Ratio multiplied by the number of shares of Company Common Stock then owned by NPTest Holding, (v) cash equal to the Cash Exchange Ratio multiplied by the number of shares of Company Common Stock then owned by NPTest Holding; and (w) cash in lieu of fractional shares in accordance with Section 1.6(f); and (ii) in the case of holders of Company Common Stock, other than NPTest Holding, the right to receive (x) that number of shares of Parent Common Stock, together with the rights attached thereto and issued pursuant to the Rights Agreement, that is equal to the Stock Exchange Ratio multiplied by the number of shares of Company Common Stock owned by those holders (i.e., other than NPTest Holding); (y) cash equal to the Cash Exchange Ratio multiplied by the number of shares of Company Common Stock owned by holders, other than NPTest Holding; and (z) cash in lieu of fractional shares in accordance with Section 1.6(f).

     (c) Cancellation of Company Common Stock Owned by Company. At the Effective Time, all shares of Company Common Stock that are owned by Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Company or Parent shall be cancelled and extinguished without any conversion thereof.

     (d) Treatment of Company Options. At the Effective Time, the Company Stock Option Plan and all Company Options then outstanding under the Company Stock Option Plan shall be assumed by Parent and converted into Parent Options in accordance with Section 5.8 hereof.

     (e) Adjustments to Exchange Ratios. The Stock Exchange Ratio, the Non-Voting Conversion Ratio, the Non-Voting Exchange Ratio and Cash Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock, Parent Non-Voting Convertible Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock, Parent Non-Voting Convertible Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock or Parent Non-Voting Convertible Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock or Parent Non-Voting Convertible Stock (after aggregating all shares of Parent Common Stock or Parent Non-Voting Convertible Stock to be received by such holder, including all fractional shares) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Price, less any amount required to be withheld under foreign, federal, state or local tax laws.

     (g) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (h) Dissenting Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law (the “Dissenting Shares”) shall not be converted into a right to receive a pro rata portion of the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive a pro rata portion of the Merger Consideration. Company shall give Parent prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     1.7 Surrender of Certificates.

     (a) Exchange Agent. Parent’s transfer agent, Equiserve Trust Company, N.A., shall act as the exchange agent (the “Exchange Agent”) in the Merger.

     (b) Parent to Provide Parent Common Stock, Parent Non-Voting Convertible Stock and Cash. At or before the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock and Parent Non-Voting Convertible Stock issuable pursuant to Section 1.6(b) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash payable pursuant to Section 1.6(b) and cash payable in lieu of fractional shares pursuant to Section 1.6(f), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

     (c) Exchange Procedures.

          (i) As soon as reasonably practical after the Effective Time, the Parent shall cause to be mailed to each holder of record of (A) certificates representing shares of Common Stock or Parent Non-Voting Convertible Stock (the “Certificates”) or (B) uncertificated shares of Common Stock (the “Uncertificated Shares”), at the Effective Time,

whose shares were converted into the right to receive the consideration set forth in Section 1.6(b) (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for certificates representing shares of Parent Common Stock, Parent Non-Voting Convertible Stock and cash that such holder has the right to receive pursuant to Section 1.6(b) (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

          (ii) Each holder of shares of Company Common Stock that have been converted into the right to receive a pro rata portion of the Merger Consideration (pursuant to Section 1.6(b)) shall be entitled to receive, upon (A) surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, (X) a certificate representing the number of whole shares of Parent Common Stock or Parent Non-Voting Convertible Stock that such holder is entitled to receive pursuant to Section 1.6(b), (Y) cash that such holder is entitled to receive pursuant to Section 1.6(b), and (Z) if applicable, the cash payment in lieu of fractional shares that such holder is entitled to receive pursuant to Section 1.6(f), and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be cancelled.

          (iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person’s Company Common Stock are converted on the Effective Date and deliver or cause to be delivered to such Person cash in immediately available funds that such holder is entitled to receive pursuant to Section 1.6(b) and, if any, Section 1.6(f). When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock or Parent Non-Voting Convertible Stock with a record date after the Effective Time will be paid to the holder of any Certificate not surrendered or Uncertificated Shares not transferred with respect to the shares of Parent Common Stock or Parent Non-Voting Convertible Stock represented thereby until the holder of record of such Certificate or Uncertificated Share shall surrender such Certificate or transfer such Uncertificated Share. Subject to applicable law, following surrender of any such Certificate or transfer such Uncertificated Share, there shall be paid to the record holder of the Certificate or transfer such Uncertificated Share representing whole shares of Parent Common Stock or Parent Non-Voting Convertible Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock or Parent Non-Voting Convertible Stock.

     (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock or Parent Non-Voting Convertible Stock is to be issued in a name other than that in which the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer or the Uncertificated Share shall be properly transferred and that (ii) the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock or Parent Non-Voting Convertible Stock in any name other than that of the registered holder of the Certificate surrendered or Uncertificated Share transferred, or established to the satisfaction of the Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock.

     All shares of Parent Common Stock or Parent Non-Voting Convertible Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (and any cash paid in lieu of fractional shares) and the cash paid in exchange of shares of Company Common Stock as contemplated by Section 1.6(b) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no registration after the Effective Time of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the consideration that is provided in this Article I.

     1.9 Tax and Accounting Consequences.

     (a) Tax and Accounting Treatment. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a purchase transaction. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

     (b) Deductions and Withholdings. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration payable to any holder of Company Common Stock such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any applicable provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

     1.10 Taking of Necessary Action; Further Action.

     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as disclosed in (i) a document of even date herewith and attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”), provided that any disclosure in the Company Disclosure Schedule shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Article II when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and (ii) the Company SEC Documents (as defined in Section 2.4), Company represents and warrants to Parent as follows:

     2.1 Organization, Standing and Power.

     Each of Company and its subsidiaries is a business organization that has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate or organizational power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and (to the extent applicable in its jurisdiction of organization) is in good standing in each jurisdiction in which it conducts its business, subject in each case to such exceptions as would not have a Company Material Adverse Effect. Company has made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company, each as amended to date. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents (as defined in Section 2.4 hereof), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its subsidiaries in accordance with and pursuant to the Company’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

     2.2 Capital Structure.

     (a) The authorized capital stock of Company consists of (i) 75,000,000 shares of Common Stock, $0.001 par value, of which there were 39,986,572 shares issued and outstanding as of the close of business on February 19, 2004; and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value, of which none of the shares were issued and outstanding as of the close of business on the Execution Date. On February 19, 2004, there are no other outstanding shares of capital stock or voting securities and on the Execution Date, there are no, and as of the Effective Time there will be no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options outstanding as of such date under the Company Stock Option Plan.

     (b) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. As of the close of business on February 19, 2004, Company has reserved 3,821,851 shares of Company Common Stock for issuance pursuant to the Company Stock Option Plan, of which zero shares have been issued pursuant to option exercises or direct stock purchases, 3,356,330 shares are subject to outstanding, unexercised options, and 456,562 shares remain available for future option grants and issuances thereunder. On the Execution Date, except for (i) the rights created pursuant to this Agreement and the Company Stock Option Plan, and (ii) Company’s right to repurchase any unvested shares under the Company Stock Option Plan or the stock option agreements thereunder, there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Common Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement except as may be permitted under Section 4.2 hereof. Except for the agreements contemplated by this Agreement and filed as exhibits to the Company’s SEC Documents, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Common Stock (i) between or among Company and any of its securityholders and (ii) to Company’s Knowledge, between or among any of Company’s securityholders.

     (c) The terms of the Company Stock Option Plan permit, but do not require, the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Stock Options, the stockholders of the Company, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. None of the outstanding Company Options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of the standard forms of agreements and instruments relating to Company Options issued under the Company Stock Option Plan, or otherwise relating to the issuance of Company Options have been made available to Parent, and, except in connection with written employment agreements with officers or employees of Company or any Subsidiary no Company Options have been granted whose terms differ materially from such forms provided to Parent.

     2.3 Authority.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been and, following the Company Stockholder Meeting (as defined in Section 2.21) will have been, duly authorized by all necessary corporate action on the part of Company.

     (b) This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except (as to enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement by Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have, whether individually or in the aggregate, a Company Material Adverse Effect.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental body, agency, authority or instrumentality, foreign, federal, supranational, state or local (each, a “Governmental Entity”) is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (“NASD”) of the Joint Proxy Statement/Prospectus (as defined in Section 2.21) relating to the Company Stockholders Meeting (as defined in Section 2.21), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and under any other Antitrust Laws; (v) any notice described in Section 5.17 hereof and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

     2.4 SEC Documents, Financial Statements.

     (a) As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”)), definitive proxy statement, and other filings filed with or hereafter filed with the SEC by Company (collectively, the “Company SEC Documents”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act and none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. All documents required to be filed as exhibits to the Company SEC Documents have been so filed.

     (b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the “Company Financial Statements”) fairly present the financial condition and results of the operations of the Company and its consolidated subsidiaries in all material respects as of their respective dates and for the periods indicated therein, in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). There has been no change in Company accounting policies except as described in the notes to the Company Financial Statements.

     2.5 Absence of Certain Changes.

     Since September 30, 2003 (the “Company Balance Sheet Date”) through the Effective Time, there has not occurred: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, (v) any material contract entered into by Company or any of its subsidiaries, or any material amendment or (except by way of lapse of the term thereof) termination of, or default under, any material contract to which Company or any of its subsidiaries is a party or by which it is bound, (vi) any action to amend or change the Certificate of Incorporation or Bylaws of Company, (vii) any material increase in the compensation or benefits payable or to become payable by Company to any of its directors or employees, other than in the ordinary course of business and as contemplated by this Agreement or increases associated with merit or annual pay increases or promotions in the ordinary course of business, (viii) any transaction with any affiliate of Company which is not a Subsidiary of Company, or (ix) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the agreements disclosed herein).

     2.6 Absence of Undisclosed Liabilities.

     Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Company Financial Statements in Company’s prospectus in the form filed pursuant to Rule 424(b) of the Securities Act on December 12, 2003 (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business before, on or after the date of this Agreement and in the first such case not required to be set forth in the Company Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date, (iv) those incurred in connection with the execution of this Agreement, and (v) those that would not reasonably be expected to result in a Company Material Adverse Effect.

     2.7 Litigation.

     Except as set forth in the Company SEC Documents, as of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Company, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree or order against Company or any of its subsidiaries, or, to the Knowledge of Company any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Company Material Adverse Effect. Schedule 2.7 of the Company Disclosure Schedule lists all material litigation that Company has pending on the date hereof against other parties which is not disclosed in the Company SEC Documents.

     2.8 Governmental Authorization.

     Company and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Company Authorizations”), and all of such Company

Authorizations are in full force and effect, in each case subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.

     2.9 Intellectual Property.

     (a) Company and its subsidiaries own exclusively not jointly with any other Person (free and clear of all liens and encumbrances), or are validly licensed to use in the manner currently used or proposed to be used by Company, all (i) U.S. and foreign patents, patent applications, trademarks (whether registered or unregistered), trademark applications, trade names, domain names, fictitious business names, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered and whether or not relating to a published work), copyright registration applications, mask work rights, mask work registration applications, trade secrets, know how, rights in data or databases, inventions, and other proprietary rights, and (ii) all other U.S. and foreign intellectual property rights (subsections and (i) and (ii), collectively, “Intellectual Property”, that are used in or necessary for the conduct of the business of Company and its subsidiaries as currently conducted by Company and its subsidiaries (including without limitation the development, manufacture, use import and sale of those products of Company and its subsidiaries currently under development) in each case, subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Neither Company nor any of its subsidiaries has (i) licensed any of the software included in its Intellectual Property in source code form to any Person, or (ii) entered into any source code escrow agreements with respect to any software included in its Intellectual Property in each case, subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect. To Company’s Knowledge, the source code and system documentation relating to any software included in the Intellectual Property of Company and its subsidiaries have at all times been maintained in confidence and have been disclosed only to employees and consultants of Company and its subsidiaries who have a “need to know” the contents thereof in connection with their duties to Company and its subsidiaries. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith. To Company’s Knowledge, none of the software included in the Intellectual Property of Company or its subsidiaries contains any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”).

     (c) To Company’s Knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, or any third party Intellectual Property exclusively licensed by Company or any of its subsidiaries, by any Person, including any employee or former employee of Company or any of its subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither Company nor any of its subsidiaries has entered into any agreement, or otherwise has any obligation, to indemnify, defend or hold harmless any other Person against any claim of infringement or misappropriation of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements that arise in the ordinary course of business and that contain such terms as are typical for the business, services and products of Company.

     (d) To Company’s Knowledge, neither Company nor any of its subsidiaries is, or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any material license, sublicense, option or other agreement to which it is a party relating to its Intellectual Property or the valid Intellectual Property of any other Person. With respect to any license, sublicense, option or other agreement relating to the Intellectual Property of Company or any of its subsidiaries, or any third party Intellectual Property, neither Company nor any of its subsidiaries that is a party to any such license, sublicense, option or other agreement is in material breach thereof, and to Company’s Knowledge, no other Person that is a party to any such license, sublicense, option or other agreement is in material breach thereof.

     (e) To Company’s Knowledge, all patents and registered trademarks, service marks and copyrights held by Company or any of its subsidiaries are valid, enforceable and subsisting. Except as would not reasonably be expected to have a Company Material Adverse Effect, to Company’s Knowledge neither Company nor any of its subsidiaries is or has been infringing any Intellectual Property of any other Person. Neither Company nor any of its subsidiaries has received any written notice or other written communication of any actual, alleged, possible or potential infringement of any Intellectual Property of any other Person party. Neither Company nor any of its subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any other Person. Neither Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property of Company or any of its subsidiaries, or for breach of any license or agreement involving any Intellectual Property of Company or any of its subsidiaries, against any third party, which is not disclosed in the Company SEC Documents. No Intellectual Property of Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Company or any of its subsidiaries, or (ii) may affect the validity, use or enforceability of such Intellectual Property.

     (f) Except as would not reasonably be expected to have a Company Material Adverse Effect, Company and each of its subsidiaries has secured valid written assignments from all its consultants and employees who contributed to the invention, creation or development of Intellectual Property of Company or any of its subsidiaries, of all right, title and interest in and to such Intellectual Property, to the extent that Company or such Subsidiary, as applicable, does not already own such Intellectual Property by operation of law. Except as would not reasonably be expected to have a Company Material Adverse Effect, in each case in which Company or its subsidiaries has acquired any Intellectual Property from any Person other than its consultants and employees, Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to Company or its subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Company or its subsidiaries have recorded in a timely manner each such assignment with the relevant governmental authority, including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

     (g) Neither Company nor any of its subsidiaries are subject to any “open source” obligations or otherwise required to provide for public disclosure or general availability of source code either used or developed by Company or any of its subsidiaries.

     2.10 Taxes.

     (a) The following items shall be defined as follows:

     “Taxes” shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to federal income taxes and state income and franchise taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, withholding taxes and other obligations of the same or of a similar nature to any of the foregoing, which Company or any of its subsidiaries is required to pay, withhold or collect.

     “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns (whether original or amended) relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

      “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

     (b) Company and each of its Subsidiaries have timely filed all material Tax Returns that they were required to file and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns have been paid in full on a timely basis. Company and each of its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens for Taxes on the assets of Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (c) Company’s audited financial statements as of December 31, 2003 reflect adequate accruals in accordance with GAAP for all material unpaid Taxes of Company and each of its Subsidiaries through December 31, 2003, and the amounts set forth thereon as deferred Tax assets and deferred Tax liabilities have been determined in accordance with GAAP.

     (d) No claim has been made by any taxing authority in any jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

     (e) Neither Company nor any of its Subsidiaries has ever been a member of an affiliated group filing consolidated federal income Tax Returns other than (i) the group of which Company presently is and has since June 20, 2003 been the “common parent” (within the meaning of Section 1504(a) of the Code), and (ii) prior to July 30, 2003, the group of which Schlumberger Technology Corporation was at all times the common parent (as so defined).

     (f) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing, or, to the Knowledge of Company, orally, against or with respect to Company or any of its Subsidiaries in respect of any Tax Return. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Company or any of its Subsidiaries.

     (g) Neither Company nor any of its Subsidiaries has participated in a "reportable transaction," including without limitation a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b) and 1.6011-4(b)(2), respectively, or a transaction required to be registered as a tax shelter under Code Section 6111 or the Treasury Regulations thereunder.

     (h) Neither Company nor any of its Subsidiaries is a party to or bound by any tax indemnity agreement or tax sharing agreement under which Company or any Subsidiary may be liable to make any payment to any Person, and neither Company nor any of its Subsidiaries has assumed the liability of any Person for Taxes pursuant to any contract.

     (i) Neither Company nor any of its Subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Code Sections 162(m) or 280G, except that the agreements entered into by Company with the individuals identified on Schedule 2.10(i) may constitute such agreements.

     (j) Company is not currently nor has it been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code, and Company does not expect to become a United States real property holding corporation prior to the Effective Time.

     (k) Neither Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

     (l) To Company’s Knowledge neither Company nor any of its affiliates has taken or agreed to take any action, nor does Company have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     2.11 Certain Employee Benefits Affected by the Merger.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such employee benefits.

     2.12 Employee Matters.

     (a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, Company and each of its subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

     (b) There are no proceedings, claims, or suits pending or, to the Knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

     2.13 Interested Party Transactions.

     Neither Company nor any of its subsidiaries is indebted to any director, officer, employee, any affiliate of Company which is not a Subsidiary or agent of Company or its subsidiaries (except for amounts due as normal wages and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Company or its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since September 30, 2003.

     2.14 Compliance With Laws.

     Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Company Material Adverse Effect.

     2.15 Brokers’ and Finders’ Fees.

     Except for Credit Suisse First Boston and Citigroup Global Markets, Inc., Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished to Parent accurate and complete copies of all agreements under which any such finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Credit Suisse First Boston and Citigroup Global Markets, Inc.

     2.16 Vote Required.

     The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any of Company’s Common Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby.

     2.17 Board Approval.

     The Board of Directors of Company has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Company approve this Agreement and the Merger (such recommendation, the “Company Recommendation”).

     2.18 Material Contracts.

     Except for this Agreement, the Ancillary Agreements and other contracts and agreements which individually or in the aggregate are not material to Company’s or any of its subsidiaries’ businesses, as of the date of this Agreement, Company is not a party to or bound by:

     (a) continuing contracts (other than purchase orders) for the purchase of materials, supplies, equipment or services involving in the case of any such contract under which aggregate payments in excess of $650,000 were made during the year ended December 31, 2003 that expires or may be renewed at the option of any Person (other than Company) so as to expire more than one (1) year after the date of this Agreement;

     (b) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than any such arrangement entered into for bona fide hedging purposes) or any leasing transaction of the type required to be capitalized in accordance with GAAP;

     (c) any contract for capital expenditures in excess of $1,000,000 in the aggregate;

     (d) any contract limiting the freedom of Company to engage in any line of business (other than in connection with licenses of Intellectual Property to or from Company or any of its Subsidiaries), to acquire any material product or asset from any other Person outside the ordinary course of business, to sell any material product or asset outside the ordinary course of business to, or to perform any material service outside the ordinary course of business for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act);

     (e) any contract pursuant to which Company is a lessor of real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $50,000 over the life of the contract that expires or may be renewed at the option of any Person other than Company so as to expire more than one (1) year after the date of this Agreement;

     (f) any material contract with any Person with whom Company does not deal at arm’s length;

     (g) any contract which provides for the indemnification of any officer, director, employee or agent; or

     (h) any guarantee of indebtedness of any other Person.

     2.19 No Breach of Material Contracts.

     Except as would not have a Company Material Adverse Effect, (i) Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any contract or agreements (A) listed in Section 2.18 of the Company Disclosure Schedule or (B) filed as exhibits to the Company SEC Documents (collectively the “Material Contracts”), and (ii) each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract.

     2.20 Material Third Party Consents.

     Schedule 2.20 of the Company Disclosure Schedule lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Surviving Corporation’s ability to operate the business.

     2.21 Joint Proxy Statement/Prospectus.

      The information relating to Company included in the joint proxy statement/prospectus on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, including any amendments or supplements thereto (the “Joint Proxy Statement/Prospectus”) shall not, at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company included in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Company in connection with the meeting of the Company stockholders (the “Company Stockholders Meeting”) and to the stockholders of the Parent in connection with the meeting of the Parent’s stockholders (the “Parent Stockholders Meeting”), as may be amended or supplemented shall not, on the date or dates the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Company and the Parent, at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Joint Proxy Statement/Prospectus or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Joint Proxy Statement/Prospectus.

     2.22 Opinion of Financial Advisor.

     Company has been advised orally by one of its financial advisors, Citigroup, that in such advisor’s opinion, as of the date hereof, the consideration to be received by the stockholders of Company is fair from a financial point of view, to the stockholders of Company.

     2.23 Takeover Restrictions.

     No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute (each, a “Takeover Statute”) is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Company and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof nor does Company have any stockholder rights or similar “poison pill” plans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in (i) a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Parent Disclosure Schedule”), provided that any disclosure in the Parent Disclosure Schedule shall qualify the section number referred to in the Parent Disclosure Schedule as well as all other sections in this Article III when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, and (ii) the Parent SEC Documents (as defined in Section 3.4) filed prior to the date of this Agreement, Parent represents and warrants to Company as follows:

     3.1 Organization, Standing and Power.

     Each of Parent and its subsidiaries, including Merger Sub, is a business organization that has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and its subsidiaries, including Merger Sub, has the corporate or organizational power to own its respective properties and to carry on its respective businesses as now being conducted and as proposed to be conducted and is each duly qualified to do business and (to the extent applicable in their jurisdictions of organization) are in good standing in each jurisdiction in which it conducts business, subject in each case to such exceptions as would not have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub, is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Parent SEC Documents (as defined in Section 3.4 hereof), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of its subsidiaries in accordance with and pursuant to Parent’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

     3.2 Capital Structure.

     (a) The authorized capital stock of Parent consists of (i) 150,000,000 shares of Common Stock, $0.001 par value, of which there were 64,555,439 shares issued and 64,013,640 shares outstanding as of the close of business on January 31, 2004, and (ii) 1,000,000 shares of Preferred Stock, $0.001 par value, of which none of the shares were issued and outstanding as of the close of business on the Execution Date. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Parent Amended and Restated 1993 Stock Option Plan (“1993 Plan”) and Supplemental Stock Option Plan (collectively, the “Parent Stock Option Plans”), and the Parent Amended and Restated Employee Stock Purchase Plan (the “Parent ESPP”). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which are issued and outstanding and held by Parent. The shares of Parent Common Stock and Parent Non-Voting Convertible Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

     (b) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on January 31, 2004, Parent has reserved (i) 22,224,060 shares of Parent Common Stock for issuance to directors, officers, employees and consultants pursuant to the Parent 1993 Plan, of which 7,449,092 shares have been issued pursuant to option exercises, 11,570,368 shares are subject to outstanding, unexercised options, and 3,204,600 shares are available for issuance thereunder; and (ii) 1,500,000 shares of Parent Common Stock for issuance to employees and consultants pursuant to the Parent Supplemental Stock Option Plan, of which 33,403 shares have been issued pursuant to option exercises, 1,297,888 shares are subject to outstanding, unexercised options, and 168,709 remain available for future option grants and issuances thereunder; and (iii) 2,783,688 shares of Parent Common Stock for issuance to officers and employees pursuant to the Parent ESPP, of which 2,058,265 shares have been issued. On the Execution Date, except for (i) the rights created pursuant to this Agreement, the Parent Stock Option Plans, and the Parent ESPP and (ii) Parent’s right to repurchase any unvested shares under the Parent Stock Option Plans or the stock option agreements thereunder, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Common Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3 Authority.

     (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been and, following the Parent Stockholder Meeting (as defined in Section 2.21), will have been, duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.

     (b) Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of Delaware Law.

     (c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each in accordance with its terms, except (as to enforceability) as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have, whether individually or in the aggregate, an Parent Material Adverse Effect.

     (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and the NASD within fifteen (15) days after the Closing Date, (iii) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus, (iv) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR and under any other Antitrust Laws, (vi) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plan and assumed by Parent, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plan and assumed by Parent, (viii) the filing with the SEC and the NASD of the Joint Proxy Statement/Prospectus (as defined in Section 2.21) relating to the Parent Stockholders Meeting (as defined in Section 2.21) and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC Documents; Financial Statements.

     As of their respective filing dates, each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Parent since January 1, 2001 (collectively, the “Parent SEC Documents”) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) fairly present the financial condition and results of the Parent and its consolidated subsidiaries in all material respects as of their respective dates and for the periods indicated therein in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). All documents required to be filed as exhibits to the Parent SEC Documents have been so filed.

     3.5 Absence of Certain Changes.

     Since October 31, 2003 (the “Parent Balance Sheet Date”) through the Effective Time, there has not occurred: (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Parent or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Parent or any revaluation by Parent of any of its or any of its subsidiaries’ assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its shares of capital stock, (v) any material contract entered into by Parent or any of its subsidiaries, or any material amendment or (except by way of lapse of the term thereof) termination of, or default under, any material contract to which Parent or any of its subsidiaries is a party or by which it is bound, (vi) any action to amend or change the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (vii) any material increase in the compensation or benefits payable or to become payable by Parent to any of its directors or employees, other than in the ordinary course of business or increases associated with merit or annual pay increases or promotions in the ordinary course of business, (viii) any transaction with any affiliate of Parent which is not a Subsidiary of Parent, or (ix) any negotiation or agreement by Parent or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Company and its representatives regarding the transactions contemplated by this Agreement and the agreements disclosed herein).

     3.6 Absence of Undisclosed Liabilities.

     Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Parent Financial Statements in Parent’s annual report filed for the year ended October 31, 2003 (the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business before, on or after the date of this Agreement and in the first such case not required to be set forth in the Parent Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Parent Balance Sheet Date, (iv) those incurred in connection with the execution of this Agreement, and (v) those that would not reasonably be expected to result in a Parent Material Adverse Effect.

     3.7 Litigation.

     Except as set forth in the Parent SEC Documents, as of the date hereof, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to Parent’s Knowledge, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Parent Material Adverse Effect. There is no judgment, decree or order against Parent or any of its subsidiaries, or, to Parent’s Knowledge any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Parent Material Adverse Effect.

     3.8 Governmental Authorization.

     Parent and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Parent or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Parent’s or any of its subsidiaries’ business or the holding of any such interest ((i) and (ii) herein collectively called the “Parent Authorizations”), and all of such Parent Authorizations are in full force and effect, in each case subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

     3.9 Intellectual Property.

     (a) Parent and its subsidiaries own exclusively not jointly with any other Person (free and clear of all liens and encumbrances), or are validly licensed to use in the manner currently used or proposed to be used by Parent, all (i) U.S. and foreign patents, patent applications, trademarks (whether registered or unregistered), trademark applications, trade names, domain names, fictitious business names, service marks (whether registered or unregistered), service mark applications, copyrights (whether registered or unregistered and whether or not relating to a published work), copyright registration applications, mask work rights, mask work registration applications, trade secrets, know how, rights in data or databases, inventions, and other proprietary rights, and (ii) all other U.S. and foreign intellectual property rights (subsections and (i) and (ii), collectively, “Intellectual Property”, that are used in or necessary for the conduct of the business of Parent and its subsidiaries as currently conducted by Parent and its subsidiaries (including without limitation the development, manufacture, use import and sale of those products of Parent and its subsidiaries currently under development) in each case, subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect.

     (b) Neither Parent nor any of its subsidiaries has (i) licensed any of the software included in its Intellectual Property in source code form to any Person, or (ii) entered into any source code escrow agreements with respect to any software included in its Intellectual Property in each case, subject to such exceptions as would not reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, the source code and system documentation relating to any software included in the Intellectual Property of Parent and its subsidiaries have at all times been maintained in confidence and have been disclosed only to employees and consultants of Parent and its subsidiaries who have a “need to know” the contents thereof in connection with their duties to Parent and Merger Sub and its subsidiaries. Such employees and consultants have executed appropriate confidentiality agreements in connection therewith. To Parent’s Knowledge, none of the software included in the Intellectual Property of Parent or its subsidiaries contains any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the operation of such software, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”).

     (c) To Parent’s Knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Parent or any of its subsidiaries, or any third party Intellectual Property exclusively licensed by Parent or any of its subsidiaries, by any Person, including any employee or former employee of Parent or any of its subsidiaries. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries has entered into any agreement, or otherwise has any obligation, to indemnify, defend or hold harmless any other Person against any claim of infringement or misappropriation of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements that arise in the ordinary course of business and that contain such terms as are typical for the business, services and products of Parent.

     (d) To the Parent’s Knowledge, neither Parent nor any of its subsidiaries is, or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any material license, sublicense, option or other agreement to which it is a party relating to its Intellectual Property or the valid Intellectual Property of any other Person. With respect to any license, sublicense, option or other agreement relating to the Intellectual Property of Parent or any of its subsidiaries, or any third party Intellectual Property, neither Parent nor any of its subsidiaries that is a party to any such license, sublicense, option or other agreement is in material breach thereof, and to the best of Parent’s Knowledge, no other Person that is a party to any such license, sublicense, option or other agreement is in material breach thereof.

     (e) To Parent’s Knowledge, all patents and registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries are valid, enforceable and subsisting. Neither Parent nor any of its subsidiaries has received any written notice of any actual, alleged, possible or potential infringement of any Intellectual Property of any other

Person party. Neither Parent nor any of its subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or misappropriation of any Intellectual Property of any other Person. Neither Parent nor any of its subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property of Parent or any of its subsidiaries, or for breach of any license or agreement involving any Intellectual Property of Parent or any of its subsidiaries, against any third party, which is not disclosed in the Parent SEC Documents. No Intellectual Property of Parent or any of its subsidiaries is subject to any outstanding decree, order, judgment, office action or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Parent or any of its subsidiaries, or (ii) may affect the validity, use or enforceability of such Intellectual Property.

     (f) Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its subsidiaries has secured valid written assignments from all its consultants and employees who contributed to the invention, creation or development of Intellectual Property of Parent or any of its subsidiaries, of all right, title and interest in and to such Intellectual Property, to the extent that Parent or such Subsidiary, as applicable, does not already own such Intellectual Property by operation of law. Except as would not reasonably be expected to have a Parent Material Adverse Effect, in each case in which Parent or its subsidiaries has acquired any Intellectual Property from any Person other than its consultants and employees, Parent has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to Parent or its subsidiaries. Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Parent or its subsidiaries have recorded in a timely manner each such assignment with the relevant governmental authority, including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

     (g) Neither the Parent nor any of its subsidiaries are subject to any “open source” obligations or otherwise required to provide for public disclosure or general availability of source code either used or developed by the Parent or any of its subsidiaries.

     3.10 Taxes.

     (a) Parent, Merger Sub and each of their respective Subsidiaries have timely filed all material Tax Returns that they were required to file and all such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns have been paid in full on a timely basis. Parent, Merger Sub and their respective Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens for Taxes on the assets of Parent, Merger Sub and their respective Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (b) Parent’s audited financial statements as of October 31, 2003 reflect adequate accruals in accordance with GAAP for all material unpaid Taxes of Parent and each of its Subsidiaries through October 31, 2003, and the amounts set forth thereon as deferred Tax assets and deferred Tax liabilities have been determined in accordance with GAAP.

     (c) No claim has been made by any taxing authority in any jurisdiction where Parent, Merger Sub or any of their respective Subsidiaries does not file Tax Returns that such Parent, Merger Sub or Subsidiary is or may be subject to taxation by that jurisdiction.

     (d) Neither Parent, Merger Sub nor any of their respective Subsidiaries has ever been a member of an affiliated group filing consolidated federal income Tax Returns other than the group of which Parent is the “common parent” (within the meaning of Section 1504(a) of the Code).

     (e) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing, or, to the Knowledge of Parent, orally, against or with respect to Parent, Merger Sub or their respective Subsidiaries in respect of any Tax Return. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Parent, Merger Sub or any of their respective Subsidiaries.

     (f) None of Parent, Merger Sub or their respective Subsidiaries has participated in a “reportable transaction,” including without limitation a “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b) and 1.6011-4(b)(2), respectively, or a transaction required to be registered as a tax shelter under Code Section 6111 or the Treasury Regulations thereunder.

     (g) None of Parent, Merger Sub or their respective Subsidiaries is a party to or bound by any tax indemnity agreement or tax sharing agreement under which Parent, Merger Sub or any of their respective Subsidiaries may be liable to make any payment to any Person, and none of Parent, Merger Sub or their respective Subsidiaries has assumed the liability of any Person for Taxes pursuant to any contract.

     (h) None of Parent, Merger Sub or their respective Subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Code Sections 162(m) or 280G, except that the agreements entered into by Parent with the individuals identified on Schedule 3.10(h) may constitute such agreements.

     (i) Parent is not currently nor has it been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the five-year period ending on the date of this Agreement, and Parent does not expect to become a United States real property holding corporation prior to the Effective Time.

     (j) None of Parent, Merger Sub or their respective Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

     (k) To Parent’s Knowledge neither Parent nor any of its affiliates has taken or agreed to take any action, nor does Parent have Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.11 Employee Matters.

     (a) Parent and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, Parent and each of its subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

     (b) There are no proceedings, claims, or suits pending or, to the Knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

     3.12 Interested Party Transactions.

     Neither Parent nor any of its subsidiaries is indebted to any director, officer, employee, any affiliate of Parent which is not a Subsidiary or agent of Parent or its subsidiaries (except for amounts due as normal wages and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Parent or its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since October 30, 2003.

     3.13 Compliance With Laws.

     Each of Parent and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Parent Material Adverse Effect.

     3.14 Brokers’ and Finders’ Fees.

     Except for UBS Securities LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby.

     3.15 Vote Required.

     The affirmative vote of the holders on the record date of a majority of the shares of Parent Common Stock present and voting at the Parent Stockholders Meeting (the “Parent Stockholder Approval”) is the only vote of the holders of any of Parent’s Common Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby.

     3.16 Board Approval.

     The Board of Directors of Parent has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Parent approve this Agreement and the Merger. Parent has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to this Merger, this Agreement and the transactions contemplated hereby.

     3.17 Material Contracts.

     Except for this Agreement, the Ancillary Agreements and other contracts and agreements which individually or in the aggregate are not material to Parent’s or any of its subsidiaries’ businesses, as of the date of this Agreement, Parent is not a party to or bound by:

     (a) any continuing contract (other than purchase orders) for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $1,000,000 over the life of the contract that expires or may be renewed at the option of any Person (other than Parent) so as to expire more than one (1) year after the date of this Agreement;

     (b) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money (or any guarantee thereof), any currency exchange, commodities or other hedging arrangement (other than any such arrangement entered into for bona fide hedging purposes) or any leasing transaction of the type required to be capitalized in accordance with GAAP;

     (c) any contract for capital expenditures in excess of $1,000,000 in the aggregate; or

     (d) any contract limiting the freedom of Parent to engage in any line of business (other than distribution agreements and in connection with licenses of Intellectual Property to or from Parent or any of its Subsidiaries), to acquire any material product or asset from any other Person outside the ordinary course of business, to sell any material product or asset outside the ordinary course of business to, or to perform any material service outside the ordinary course of business for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act).

     3.18 No Breach of Material Contracts.

     Except as would not have a Parent Material Adverse Effect, (i) Parent has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material breach or default in respect of any contract or agreements listed in Section 3.17 of the Parent Disclosure Schedule (the “Parent Material Contracts”), and (ii) each of the Parent Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Parent or, to Parent’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Parent Material Contract.

     3.19 Joint Proxy Statement/Prospectus.

     The information relating to Parent included in the Registration Statement shall not, at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent included in the Joint Proxy Statement/Prospectus shall not, on the date or dates the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Parent and the stockholders of Company, at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Parent Stockholders Meeting which has become false or misleading. If, at any time prior to the Effective Time, any event or information should be discovered by Parent which should be set forth in an amendment to the Joint Proxy Statement/Prospectus or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company which is contained in the Joint Proxy Statement/Prospectus.

     3.20 Opinion of Financial Advisor.

     Parent has been advised orally by UBS Securities LLC, its financial advisor, that in such advisor's opinion, as of February 20, 2004, the consideration to be paid by Parent to the holders of Company Common Stock is fair, from a financial point of view, to Parent.

     3.21 Takeover Restrictions.

     No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Parent and its Board of Directors to permit the consummation of the Merger in accordance with the terms hereof without violating or triggering any rights, obligations or restrictions thereunder.

     3.22 Financing.

     Parent (i) will have at the Closing sufficient funds available to pay the aggregate Merger Consideration and any expenses incurred by the Parent, Merger Sub and Company in connection with the transactions contemplated by this Agreement; (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Company.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except as required by law or to the extent expressly contemplated by this Agreement, Section 4.2 hereof or as consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed), Company agrees:

          (i) to carry on its business in the ordinary course; and

          (ii) to use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees (other than those listed in Section 4.1 of the Company Disclosure Schedule) and preserve its relationships with material customers, suppliers, distributors, licensors, licensees and others having material business dealings with it.

     (b) Company shall prepare and timely file all material Tax Returns required to be filed by Company and any Subsidiary of Company on or before the Effective Date.

     4.2 Restriction on Conduct of Business of Company.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as required by law, as set forth in the Company Disclosure Schedule, as expressly contemplated by this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), Company shall not do, cause or permit any of the following:

     (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws of Company;

     (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options issued and outstanding on the date hereof or granted pursuant to Section 4.2(e) hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

     (c) Stock Option Plans, Company. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

     (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts in any material respect, except in the ordinary course; provided, further, that Company shall not, except in the ordinary course, enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent;

     (e) Issuance of Securities. Except with respect to the transfer of Company securities contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options issued and outstanding on the date hereof, or other rights therefor outstanding as of the date of this Agreement and the issuance of stock options in the ordinary course of business; provided, however, that no individual shall receive in excess of 50,000 stock options and all grants shall be made at an exercise price no less than the fair market value of the Company Common Stock on the date of such grant;

     (f) Intellectual Property. Transfer to any Person or entity any of its material Intellectual Property or any material rights to its material Intellectual Property other than in the ordinary course of business;

     (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

     (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets except for in the ordinary course;

     (i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, guarantee any such indebtedness or guarantee any debt securities of others;

     (j) Leases. Enter into any material operating lease;

     (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

     (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business, and notwithstanding the above, make any such expenditures, additions or improvements in excess of $1,000,000 in any one case;

     (m) Other Expenses. Commit to or incur any other expenses (excluding capital expenditures which are addressed in (l) above) in an amount in excess of $100,000 in any one case;

     (n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

     (o) Termination or Waiver. Terminate or waive any right of substantial value;

     (p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or other applicable law or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level (having an annual level of compensation in excess of $140,000) or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

     (q) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof or consistent with the Company’s severance policy described in Schedule 5.8(d);

     (r) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets;

     (s) Taxes. (i) Enter into any material closing agreement, settle any material claim or assessment in respect of material Taxes or consent to any waiver of the limitations period applicable to any claim or assessment in respect of any material Taxes; or (ii) file any election under Section 338 of the Code or corresponding provisions of applicable state law, whether as part of any Tax Return or on a “stand-alone” basis;

     (t) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as may be required by GAAP or the Exchange Act;

     (u) Stockholder Rights Plan. Adopt or implement any stockholder rights plan;

     (v) Transactions with Non-Subsidiary Affiliates. Enter into any transaction with any affiliate of the Company which is not a Subsidiary of the Company]; and

     (w) Other. Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (v) above.

     4.3 Conduct of Business of Parent.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (except as required by law or to the extent expressly contemplated by this Agreement), Parent agrees:

     (a) Parent agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Company), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and

     (b) Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent of Company,

          (i) except with respect to the issuance of Parent Common Stock and Parent Non-Voting Convertible Stock contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Parent Common Stock pursuant to the exercise of stock options under Parent Stock Option Plans issued and outstanding on the date hereof, or other rights therefor outstanding as of the date of this

Agreement, (ii) the issuance of stock options pursuant to the Parent Stock Option Plans, in each case, in the ordinary course of business; and (iii) the issuance of shares of Parent Common Stock pursuant to the Parent ESPP in the ordinary course of business.

          (ii) cause or permit any amendments to the Certificate of Incorporation or Bylaws of Parent;

          (iii) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or except for the issuance of shares of Parent Common Stock pursuant to the exercise of Parent Options issued and outstanding on the date hereof or in the ordinary course of business, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

          (iv) transfer to any Person or entity any of its material Intellectual Property or any material rights to its material Intellectual Property, other than in the ordinary course of business;

          (v) sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, except for in the ordinary course;

          (vi) incur any indebtedness for borrowed money under existing credit lines or otherwise, guarantee any such indebtedness or guarantee any debt securities of others in excess of $10,000,000 in the aggregate;

          (vii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets;

          (viii) revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as may be required by GAAP or the Exchange Act; or

          (ix) agree in writing or otherwise to take any of the actions described in Sections 4.3(b)(i) through (viii) above.

     4.4 No Solicitation of Company.

     (a) Company and each of its subsidiaries and the officers, directors, employees, affiliates or other agents of Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) subject to the terms of Section 4.4(b) below, take any action, solicit, facilitate, encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to, any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

     (b) Notwithstanding Section 4.4(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that could reasonably be expected to lead to a Takeover Proposal (and for purposes of this Section 4.4(b), the term “unsolicited Takeover Proposal, or unsolicited written expression of interest” shall mean a Takeover Proposal or written expression of interest that was received other than as a result of a violation of Section 4.4(a)), shall be received by the Company or any of its advisors, then (i) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal (or written expression of interest) could reasonably be expected to lead to a transaction more favorable to Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”), and (ii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that taking action with respect to such Takeover Proposal is consistent with its fiduciary duties to its stockholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Takeover Proposal (or written expression of interest) information and take such other actions with respect to such Takeover Proposal (or written expression of interest) (including, but not limited to, engaging in negotiations and discussions) as are consistent with the fiduciary obligations of Company’s Board of Directors, and such actions with respect to such Takeover Proposal (or written expression of interest) shall not be considered a breach of this Section 4.4, provided that in each such event Company (A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a true and complete copy of the Takeover Proposal (or written expression of interest) received from such third party, (C) provides Parent with all documents containing or referring to non-public information of Company that are supplied to such third party and (D) Company may only provide any such non-public information pursuant to a non-disclosure agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4). Additionally, notwithstanding the foregoing, (1) Company’s Board of Directors shall continue to recommend the Merger until such time as the Board of Directors determines, after consultation with outside legal counsel, that continuing to make such recommendation is inconsistent with its fiduciary duties to the stockholders of the Company under applicable law at which time the Company’s Board of Directors may change or withdraw its recommendation or recommend a Superior Proposal; provided that, before and as a condition to making any such determination to change or withdraw such recommendation or to recommend a Superior Proposal, Company must first notify Parent, in writing and at least 72 hours before doing so, promptly of this intention in respect of a Superior Proposal, attaching the most current version of such proposal (or a description of all material terms and conditions thereof), and then only if Parent fails to make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Company as such Superior Proposal may the Company’s Board of Directors change or withdraw its recommendation or recommend a Superior Proposal, and (2) Company shall in all events allow Company stockholders to vote on the Merger and transactions contemplated hereby, unless Parent shall have terminated this Agreement pursuant to Section 7.1(a)(v) and Company shall have paid to Parent all amounts payable to Parent pursuant to Section 7.3(b).

     (c) Company shall promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal; shall keep Parent informed of the status and details of any such Takeover Proposal notice or request in all material respects; and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request, if it is in writing or an oral summary thereof, if it is not in writing.

     (d) For purposes of this Agreement, “Takeover Proposal” means, with respect to any Person, any offer or tender offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving that Person or any of its subsidiaries or the acquisition of any significant equity interest (15%) in, or a significant portion of the assets (15% or more on a consolidated basis) of, that Person or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     4.5 Prohibition on Certain Acquisitions by Parent.

     Parent shall not, and shall cause its subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amount of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any waiting period under applicable law, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger or (iii) increase the risk of not being able to remove any such order on appeal or otherwise.

     4.6 Section 338 Election.

     The parties shall cooperate fully to analyze the benefits or detriments associated with making any elections available to (or with respect to) Company or any of its Subsidiaries under Section 338 of the Code or corresponding provisions of applicable state law, and, upon the reasonable request of Parent, Company will cause any such elections to be timely made in accordance with appropriate procedures.

ARTICLE V

ADDITIONAL AGREEMENTS

     5.1 Joint Proxy Statements/Prospectus.

     As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare and shall use all commercially reasonable efforts to file with the SEC on or before March 15, 2004, preliminary joint proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Company and Parent and, as promptly as practicable following receipt of SEC comments thereon, Parent shall file with the SEC a Joint Proxy Statement/Prospectus on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of Company that the stockholders of the Company vote in favor of the Merger and approve this Agreement; provided that such unanimous recommendation may not be included or may be amended or withdrawn and Company’s Board of Directors shall be entitled to recommend an alternative Takeover Proposal if previously included if (i) Company’s Board of Directors believes in good faith that a Superior Proposal has been made, and (ii) after consultation with its outside legal counsel, Company’s Board of Directors determines that to include such recommendation or not withdraw such recommendation if previously included or not to recommend such Superior Proposal would not be consistent with the Board’s fiduciary duties under applicable law. The Joint Proxy Statement/Prospectus shall include the unanimous recommendation of the Board of Directors of Parent that the stockholders of the Parent vote in favor of the Merger and approve this Agreement.

     5.2 Meetings of Stockholders.

     (a) Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Company Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Joint Proxy Statement/Prospectus being declared effective by the SEC. Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article VII hereof. Subject to Section 5.1, Company shall use all commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

     (b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Parent Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Joint Proxy Statement/Prospectus being declared effective by the SEC. Parent shall also consult with Company regarding the date of the Parent Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Parent Stockholders Meeting without the consent of Company unless this Agreement is first terminated by Company pursuant to Article VII hereof. Parent shall use all commercially reasonable efforts to solicit from stockholders of Parent proxies in favor of the Merger and shall take all other action necessary or advisable to secure the Parent Stockholder Approval.

     5.3 Access to Information; Disclosure Schedule Updates.

     (a) Each of Parent and Company shall afford the other such party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s (and each party’s respective Subsidiaries’) properties, books, contracts, commitments, records, and Tax Returns, and (ii) all other information concerning the business, properties and personnel of such party as such other party may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

     (b) No information or knowledge obtained in any investigation or notice after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Additionally, during the period from the date hereof and prior to the Effective Time, each party shall promptly notify the other party in writing of:

          (i) the discovery of any event, condition, fact or circumstance that (A) occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by such party in this Agreement or any other agreement contemplated hereby or (B) would reasonably be expected to constitute a Material Adverse Effect with respect to that party;

          (ii) any breach of any covenant or obligation by such party;

          (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this Article V or Article VI impossible or unlikely;

          (iv) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement;

          (v) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

          (vi) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the representations and warranties of that party in this Agreement, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     5.4 Confidentiality.

     The parties acknowledge that Parent and Company have previously executed a Mutual Non-Disclosure Agreement dated January 19, 2004 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit E, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5 Public Disclosure.

     (a) Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without prior consultation with the other, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

     (b) Before any Merger Communication of Parent, Company or any of their respective “participants” (as defined in Rule 165 of the Securities Act or Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Parent, Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or Company, as the case may be, shall (or shall cause any such participant to) provide the other such party and its counsel with a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the Exchange Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. Parent and Merger Sub or Company, as applicable, shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of Company Stock, could reasonably be deemed to constitute either (x) an offer to sell Parent Stock or a solicitation of an offer to buy Company Common Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

     5.6 Consents; Cooperation.

     (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use all commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger under applicable laws and regulations (including those required under HSR), including preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. Company shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of Company’s material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

     (b) Each of Parent and Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).

     (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) Parent shall not be required to divest any of its or its subsidiaries’ businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or of the Surviving Corporation after the Effective Time, and (ii) Company and its subsidiaries shall not be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Company.

     5.7 FIRPTA.

     Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit F, which states that shares of capital stock of Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit F, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

     5.8 Employee Benefit Plans.

     (a) Assumption of Company Options. At the Effective Time, each outstanding Company Option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a “Parent Option”) as set forth in this Section 5.8. Following the assumption of the Company Options and the Company Stock Option Plan, all references to Company in the Company Options and the Company Stock Option Plan shall be deemed to refer to Parent. Schedule 5.8(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under the Company Stock Option Plan, including the number of shares of Company Common Stock subject to each such Company Option, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.8(a) hereto current as of a date shortly before such date. Each such Company Option so assumed by Parent under this Agreement shall retain its respective vesting schedule under the Company Stock Option Plan and its respective stock option agreement and each such Company Stock Option shall continue to be subject to the terms and conditions set forth in the Company Stock Option Plan, except that (i) each such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such Company Option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such Company Option were then satisfied, multiplied by the quotient obtained by dividing (A) the sum of the Cash Exchange Ratio and the product obtained by multiplying the Stock Exchange Ratio by the Parent Stock Price; by (B) the Parent Stock Price, (such quotient, the “Option Exchange Ratio”) rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding Company Options under such plan, the Merger will not terminate any of the outstanding Company Options under the Company Stock Option Plan or, except as set forth on Schedule 5.8(a) accelerate the exercisability or vesting of such Company Options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Company Options in connection with the Merger. It is the intention of the parties that the Company Options assumed by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent, and only to the extent, the Company Options so assumed qualified as incentive stock options prior to the Effective Time. As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and that such Company Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.8(a) after giving effect to the Merger). Company’s employees who become employees of Parent or of the Surviving Corporation shall receive grants of stock options under the Parent Stock Option Plans in amounts commensurate with the number of options granted to similarly situated employees of Parent and at such times as Parent’s employees normally receive grants.

     (b) Assignment of Repurchase Options. Company shall take all actions necessary to assign to Parent, as of the Effective Time, all outstanding rights of Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the “Repurchase Options”), which Repurchase Options shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the exchange of Company Options set forth in Section 5.8(a).

     (c) Prior to the Effective Time, the Board of Directors of Parent and the Company, or an appropriate committee of non-employee directors thereof, shall each adopt a resolution consistent with the interpretative guidance of the SEC so that the assumption of the Options, and the acquisition of Parent Stock in exchange for outstanding shares of Company Stock held by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the 1934 Act shall be an exempt transaction for purposes of Section 16 of the 1934 Act.

     (d) If requested by Parent, Company shall, immediately prior to the Closing Date, terminate Company’s 401(k) plan and shall provide to Parent a copy of the resolutions by the Board of Directors of Company such termination. Company’s employees shall be eligible to participate in Parent’s 401(k) plan immediately following the Closing Date. For a period of at least 12 months after the Closing Date, Company’s employees who become employees of Parent and/or the Surviving Corporation shall receive employee benefits commensurate with those provided by Parent and its subsidiaries to similarly situated employees. Any of the Company’s employees who are involuntarily terminated prior to July 31, 2004 for reasons other than cause will receive severance benefits in accordance with the more favorable of (i) the severance policy set forth in Schedule 5.8(d) or (ii) any applicable severance plan adopted by Parent or the Surviving Corporation. Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee’s eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or the Surviving Corporation shall be credited with their period of service with Company or any predecessor employer prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. To the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or the Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or the Surviving Corporation generally to their respective employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee’s share of the cost of coverage under any plan or program of Parent and/or the Surviving Corporation for the year in which the Closing occurs, Parent and/or the Surviving Corporation shall make all commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year.

     5.9 D&O Indemnification and Insurance.

     Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) The Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance (with carriers at least substantially comparable to in claims paying rating to Company’s existing carriers) in respect of acts or omissions occurring at or prior to the Effective Time covering each Indemnified Person on terms with respect to coverage and amount no less favorable than those of Company’s policy in effect on the date hereof (or, with the consent of the Company’s Board before the Effective Time, which consent shall not be unreasonably withheld, on terms no less favorable than those of Parent’s policy).

     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

     (d) The rights of each Indemnified Person under this Section 5.12 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of Company or any of its subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     (e) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Company’s Certificate of Incorporation and its Bylaws, as the same may exist on the date of this Agreement.

     5.10 Form S-8.

     Parent agrees to file, as soon as practicable on or after (but no later than 1 business day) after the Closing, a registration statement on Form S-8 covering the sale of shares of Parent Common Stock issuable pursuant to outstanding Company Options under the Company Stock Option Plans assumed by Parent pursuant to the terms hereof. Company will cooperate and assist Parent in the preparation of such registration statement.

     5.11 NASDAQ Quotation.

     Parent shall use all commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance.

     5.12 Treatment as Reorganization.

     Neither Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Company and Parent shall cooperate in obtaining the opinions referred to in Sections 6.2(d) and 6.3(e) hereof, including using reasonable efforts to provide counsel with the representation letters also described in Sections 6.2(d) and 6.3(e).

     5.13 Takeover Statutes.

     If any Takeover Statute shall become applicable to the transaction contemplated hereby, Parent and Company and the members of their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent consistent with the fiduciary duties of the Board of Directors of Company under applicable law after consultation with outside counsel.

     5.14 Notices.

     Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement.

     5.15 Commercially Reasonable Efforts and Further Assurances.

     Each of the parties to this Agreement shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.16 Post-Closing Tax Covenant.

      So long as any books, records and files retained by NPTest Holding LLC relating to the business of Company, or the books, records and files of Company, to the extent they relate to the operations of Company prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon reasonable prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Parent, Company and NPTest Holding LLC shall use all commercially reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

     5.17 Board Appointment.

     Parent shall take such action as required to appoint Dipanjan Deb to Parent’s Board of Directors effective upon the Closing. Parent and Company shall mutually agree before Closing to the appointment of one additional director of Parent’s Board of Directors.

     5.18 Schlumberger Transfer.

     Company shall use all commercially reasonable efforts to continue the orderly transfer as promptly as practicable of any of the business or assets of NPTest, Inc. and NPTest International Limited from Schlumberger Technologies, Inc. and Schlumberger B.V. to NPTest Acquisition Corporation pursuant to that certain Stock Purchase and Sale Agreement dated June 24, 2003, by and among Schlumberger Technology Corporation, Schlumberger Technologies, Inc., Schlumberger B.V., Company and NPTest Acquisition Corporation, including, without limitation, the assignment of all US and foreign patents and patent applications.

     5.19 Parent Charter Amendment.

     (a) As promptly as practicable after the date hereof, Parent, Company and NPTest Holding shall negotiate in good faith to reach agreement on the form of Parent Non-Voting Convertible Stock Certificate of Designations, which shall include (i) the terms and conditions described in the definition of Parent Non-Voting Convertible Stock and (ii) other mutually acceptable and customary terms and conditions.

     (b) Parent shall file the Parent Non-Voting Convertible Stock Certificate of Designations, in the form agreed pursuant to Section 5.19(a), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law.

     5.20 Termination of Company Stockholders’ Agreement.

     The Company agrees to, and agrees to cause NPTest Holding to, terminate, effective as of the Effective Time, the Stockholders’ Agreement among the Company, NPTest Holding and certain other persons named therein, dated as of November 18, 2003.

     5.21 Parent Common Stock.

     From and after the Effective Time, Parent covenants and agrees that it will cause to be reserved and kept available at all times a number of authorized but not outstanding shares of Parent Common Stock sufficient to permit the conversion in full of all outstanding shares of Parent Non-Voting Convertible Stock into Parent Common Stock pursuant to this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

     No party may refuse to close the Merger and the transactions contemplated hereunder if any condition remains unsatisfied where such party’s failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

     6.1 Conditions to Obligations of Each Party to Effect the Merger.

     The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

     (a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

     (b) Joint Proxy Statement/Prospectus. The SEC shall have declared the Joint Proxy Statement/Prospectus effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Joint Proxy Statement/Prospectus shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock and the Parent Non-Voting Convertible Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Parent’s business following the Merger shall be in effect, nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken by any Governmental Authority, or any applicable statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued in response to a third party (other than a Governmental Entity) action, each party agrees to use all commercially reasonable efforts to have such injunction or other order lifted.

     (d) Antitrust Approval. Any applicable waiting period under the HSR Act or any other domestic or foreign antitrust regulatory regime relating to the Merger shall have expired or been earlier terminated and any required approval, waiver and consent, if any, required under any antitrust regulatory regime shall have been timely obtained.

     6.2 Additional Conditions to Obligations of Company.

     The obligations of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all respects (disregarding for this purpose all qualifications therein to materiality or Parent Material Adverse Effect) on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak as of an earlier date, shall be true and correct as of such earlier date, except where the failure to be true and correct has not had, and would not reasonably be expected to result in, whether individually or in the aggregate, a Parent Material Adverse Effect, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

     (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer (acting in his or her capacity as an officer, and in no event in his or her individual capacity) to the effect set forth in Section 6.2(a).

     (c) No Parent Material Adverse Effect. There shall not have occurred any change, event or effect, nor shall any fact or circumstance have arisen, that, taken together with all other changes, events, effects, facts and circumstances, constitutes a Parent Material Adverse Effect.

     (d) Tax Opinion. Company shall have received from Davis Polk & Wardwell an opinion, in form and substance reasonably satisfactory to Company, dated on or about the Closing Date substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that each of Company, Parent and Merger Sub will be treated as a party thereto within the meaning Code Section 368(b), and such opinion shall not have been withdrawn. In rendering such opinion, Davis Polk & Wardwell may require, and to the extent they deem appropriate, may rely upon, representations made in certificates of officers of Parent and Company. The parties specifically acknowledge and agree that they shall make such reasonable representations as may be requested by Davis Polk & Wardwell for the purpose of rendering such opinions and that such certificates shall contain, without limitation, the representations set forth in Exhibits G-1 and G-2 hereto.

     (e) The shares of Parent Common Stock to be issued in the Merger or upon conversion of the Parent Non-Voting Convertible Stock shall have been approved for quotation on NASDAQ, subject to official notice of issuance.

     6.3 Additional Conditions to the Obligations of Parent.

     The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Company in this Agreement shall be true and correct in all respects (disregarding for this purpose all qualifications therein to materiality or Company Material Adverse Effect) on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak as of an earlier date, shall be true and correct as of such earlier date, except where the failure to be true and correct has not had, and would not reasonably be expected to result in, whether individually or in the aggregate, a Company Material Adverse Effect and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

     (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by an authorized officer (acting in his or her capacity as an officer, and in no event in his or her individual capacity) to the effect set forth in Section 6.3(a).

     (c) No Company Material Adverse Effect. There shall not have occurred any change, event or effect, nor shall any fact or circumstance have arisen, that, taken together with all other changes, events, effects, facts and circumstances, constitutes a Company Material Adverse Effect.

     (d) FIRPTA Certificate. Parent shall have received a properly executed FIRPTA Notification Letter and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger in accordance with Section 5.7 hereof.

     (e) Tax Opinion. Parent shall have received from Morrison & Foerster LLP an opinion, in form and substance reasonably satisfactory to Parent, dated on or about the Closing Date substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and that each of Company, Parent and Merger Sub will be treated as a party thereto within the meaning Code Section 368(b), and such opinion shall not have been withdrawn. In rendering such opinion, Morrison & Foerster LLP may require, and to the extent they deem appropriate, may rely upon, representations made in certificates of officers of Parent and Company. The parties specifically acknowledge and agree that they shall make such reasonable representations as may be requested by Morrison & Foerster for the purpose of rendering such opinions and that such certificates shall contain, without limitation, the representations set forth in Exhibits G-1 and G-2 hereto.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination.

     (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

          (i) by mutual written consent duly authorized by each party’s Board of Directors;

          (ii) by either Parent or Company, if the Closing shall not have occurred on or before September 30, 2004 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (iii) by Parent, if the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing in response to a Takeover Proposal;

          (iv) by Company, if Parent shall breach any representation, warranty, obligation or agreement hereunder which breach results in a Parent Material Adverse Effect and such breach shall not have been cured within fifteen (15) days following receipt by Parent of written notice from Company of such breach, provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv) shall not be available to Company where Company is at that time in breach of this Agreement;

          (v) by Parent, if Company shall breach any representation, warranty, obligation or agreement hereunder which breach results in a Company Material Adverse Effect and such breach shall not have been cured within fifteen (15) days following receipt by Company of written notice from Parent of such breach, provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(v) shall not be available to Parent where Parent is at that time in breach of this Agreement; or

          (vi) by either Parent or Company if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (B) Parent Stockholder Approval or Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of that Person or at any adjournment thereof.

     7.2 Effect of Termination.

     In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from (i) the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement or (ii) failure of either party to fulfill a condition to the performance of the obligations of the other party, in which case any such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of that breach or failure; provided that, the provisions of Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

     7.3 Expenses and Termination Fees.

     (a) Subject to subsections (b), (c) and (d) of this Section 7.3 and Section 5.20, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

     (b) If (x) this Agreement is terminated by either party pursuant to Section 7.1(a)(vi)(B) due to a failure to obtain Parent Stockholder Approval and at or before Parent’s stockholder meeting (or any adjournment thereof), any Person or “group” (as defined in Section 13(d)(3) of the Securities Act) shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal in respect of Parent and (y) concurrently with or within 6 months after such termination, a Third Party Acquisition Event for Parent occurs, then Parent shall pay $20,000,000 (the “Termination Fee”) to Company within five (5) business days of the occurrence of that Third Party Acquisition Event. For purposes of this Agreement, the term “Third Party Acquisition Event” means, with respect to any Person, the consummation of a Takeover Proposal involving the purchase of either the equity securities of that Person or of the consolidated assets of that Person and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal.

     (c) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(a)(iii) or (ii) either Parent or Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(B) following a failure of Company to obtain the Company Stockholder Approval and, prior to the time of the meeting of Company’s stockholders, a Takeover Proposal with respect to Company shall have been publicly announced and concurrently with or within 6 months after such termination, a Third Party Acquisition Event for Company occurs, then Company shall promptly, but in no event later than five (5) business days after such termination, pay to Parent the Termination Fee.

     7.4 Amendment.

     The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto (with the approval of the Boards of Directors of such parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of Merger Consideration, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Common Stock.

     7.5 Extension; Waiver.

     At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

ARTICLE VIII

GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time.

     The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), Section 5.5 (Public Disclosure), Section 5.9 (Indemnification), Section 5.10 (Form S-8), Section 5.15 (Commercially Reasonable Efforts and Further Assurances), Section 5.16 (Post-Closing Tax Covenant), Section 5.21 (Parent Common Stock), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

     8.2 Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, to:

Credence Systems Corporation
1421 California Circle
Milpitas, California 95035
Attention: Byron Milstead, Esq., General Counsel
Facsimile No.: (503) 466-7495

with a copy to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304-1018
Attention: William D. Sherman, Esq.
Facsimile No.: (650) 494-0792

     (b) if to Company, to:

NPTest Holding Corporation
150 Baytech Drive
San Jose, California 95134
Attn: Leslie A. Weise, Esq., General Counsel and Secretary
Facsimile No.: (408) 586-4661

with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94108
Attention: Alan Denenberg, Esq.
                John Amorosi, Esq.
Facsimile: (650) 752-3656

     8.3 Interpretation; Certain Definitions.

     When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term “Person” shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “subsidiary” or “subsidiaries” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     8.4 Counterparts; Facsimile Delivery.

     This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Parties in Interest.

     This Agreement, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule and the Ancillary Agreements, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (d)-(f), 1.7, 1.9, 1.10, 5.8, 5.9 and 5.10.

     8.6 Severability.

     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Remedies Cumulative.

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal or state court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.9 Rules of Construction.

     The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     8.11 Certain Interpretations and Definitions.

     (a) In this Agreement, any reference to:

          (i) any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition, circumstance or effect that is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole;

          (ii) a party’s “knowledge” means actual knowledge of such party’s officers and directors;

          (iii) a party conducting its business or other affairs or taking any action in the “ordinary course of business” (or in the “ordinary course”) means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the “ordinary course of business” (or in the “ordinary course”) unless: (a) such action is consistent with such party’s past practices in all material respects and is taken in the ordinary course of such party’s operations and (b) such action is not required to be authorized by such party’s stockholders;

          (iv) a “material breach” or a “material default” of or under any agreement, contract or like arrangement by a party means the occurrence of any inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision of such agreement, contract or like arrangement, if such inaccuracy or failure, in any way, materially and adversely would affect the value of, or such party’s rights, title or interest in, any of its assets or property, or its rights and obligations under such agreement, contract or arrangement; and

          (v) the term “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; and provided, further, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Parent Material Adverse Effect: (x) any change in the market price or trading volume of Parent’s stock after the date hereof; (y) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (z) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales; or (aa) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

     8.12 WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING

OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.13 Specific Performance.

     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[Signatures Follow On A Separate Page]

     IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

“Company”

NPTEST HOLDING CORPORATION

By:

Ashok Belani
President and Chief Executive Officer

“Parent”

CREDENCE SYSTEMS CORPORATION

By:

Graham J. Siddall
Chairman and Chief Executive Officer

“Merger Sub”

CATALINE CORPORATION

By:

John Detwiler
Vice President